                                            Filing Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-66310

        PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED OCTOBER 30, 2001

                                IVAX CORPORATION

       $725,000,000 4 1/2% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2008
                                       AND
     18,102,344 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This prospectus supplement adds to or supersedes similar information contained in that certain prospectus of IVAX Corporation, dated October 30, 2001, as amended and supplemented from time to time. The prospectus covers up to $725,000,000 principal amount of our 4 1/2% convertible senior subordinated notes due 2008 and 18,102,344 shares of our common stock issuable upon conversion of the notes together with their related common stock purchase rights which may be offered and sold from time to time by the selling security holders named in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

         The table of selling security holders contained in the prospectus under the caption "Selling Security Holders" is modified by adding the following persons as selling security holders and amending the security holdings of certain selling security holders previously named:

                                          Principal
                                          amount of notes                     Number of shares of
                                          beneficially       Percentage       common stock            Percentage of
                                          owned and          of notes         beneficially owned      common stock
Name and relationship, if any             offered hereby     outstanding      and offered hereby(1)   outstanding(2)
-----------------------------             --------------     -----------      ------------------      -----------
Advent Convertible Master Fund            $    3,100,000          *             77,403                     *
Alexandra Global Investment
Fund I, Ltd.                              $    3,000,000          *             74,906                     *
Canyon Capital Arbitrage Master Hedge
Fund, Ltd.                                $    1,800,000          *             44,944                     *
Canyon Mac 18 Ltd. (RMF)                  $      700,000          *             17,478                     *
Canyon Value Realization Fund (Cayman),
Ltd.                                      $    5,000,000          *            124,844                     *
Canyon Value Realization Fund, L.P.       $    2,500,000          *             62,422                     *
CIBC World Markets                        $    1,500,000          *             37,453                     *
GLG Global Convertible Fund               $    6,000,000          *            149,813                     *
HFR Convertible Arbitrage Fund            $      110,000          *              2,747                     *
Jefferies & Company, Inc.                 $    1,575,000          *             39,326                     *
JP Morgan Securities Inc.                 $   19,525,000         2.69%         487,515                     *
KBC Financial Products (Cayman Islands)   $   34,000,000         4.69%         848,938                     *
KBC Financial Products USA Inc.           $    4,650,000          *            116,105                     *
Minnesota Power and Light                 $      175,000          *              4,370                     *
Onex Industrial Partners Limited          $    1,160,000          *             28,964                     *
Pebble Capital Inc.                       $      480,000          *             11,985                     *
Silvercreek Limited Partnership           $      800,000          *             19,975                     *
Silvercreek II Limited                    $    1,560,000          *             38,951                     *
UBS Warburg LLC (3)                       $   40,468,000         5.58%       1,010,435                     *
Van Kampen Harbor Fund                    $    5,000,000          *            124,844                     *
Any other holder of notes or future
transferee, pledge, donee, or successor
of any such holder (4)                    $  113,171,000        15.61%       2,825,738                  1.41%

--------------
* Less than 1.0%.

(1) Assumes conversion of all of the holder's notes into 24.96875 shares of our common stock, par value $.10 per share, per $1,000 principal amount of notes, as adjusted to reflect the five-for-four stock split paid in common stock on May 18, 2001. This conversion rate, however, will be subject to further adjustment as described under "Description of Notes - Conversion." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 197,368,921 shares of common stock outstanding as of October 31, 2001. In calculating the percentage of common stock outstanding for each selling security holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the particular selling security holder's notes.

(3)  UBS Warburg LLC served as the initial purchaser of the notes in May 2001.

(4) Information about other selling security holders will be set forth in one or more amendments to this registration statement or prospectus supplements, if required. Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the conversion rate.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is November 19, 2001.